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                                  EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated October 7, 1997, which includes an explanatory paragraph relating to the revised statement of cash flows for the years ended August 31, 1996 and 1995, on our audits of the consolidated financial statements and financial statement schedule of Laidlaw Environmental Services, Inc. as of August 31, 1997 and 1996 and for each of the three years in the period ended August 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP



Charlotte, North Carolina
October 14, 1998